Exhibit 2

Transactions in the Shares During the Past 60 Days

Class of Security	Securities Purchased	Price ($)	Date of Purchase

STEEL CONNECT SUB LLC

Common Stock	27,500	$1.66	09/15/2025
Common Stock	992	$1.66	09/16/2025
Common Stock	104	$1.65	09/24/2025
Common Stock	25,434	$1.75	09/25/2025
Common Stock	317,471	$1.99	09/26/2025
Common Stock	187,363	$2.45	10/01/2025
Common Stock	9,985	$2.49	10/02/2025
Common Stock	6,048	$2.96	10/07/2025
Common Stock	8,319	$2.98	10/09/2025
Common Stock	50,000	$2.84	10/17/2025
Common Stock	40,084	$2.87	10/20/2025
Common Stock	150,584	$2.99	10/21/2025
Common Stock	135,000	$2.67	11/01/2025
Common Stock	374,068	$2.62	11/07/2025
Common Stock	107,000	$2.99	11/10/2025
Common Stock	405,998	$3.04	11/11/2025
Common Stock	586,151	$4.30	11/12/2025
Common Stock	102,948	$5.00	11/13/2025